CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Form SB-2 Statement of CYOP SYSTEMS INTERNATIONAL, INC. dated on or around February 7, 2007 of our reports on form 10-KSB for the year ended December 31, 2004 and 2005 relating to the consolidated financial statements of CYOP SYSTEMS INTERNATIONAL, INC. which appear in such Form.

De Leon & Company
Certified Public Accountants

Pembroke Pines, Florida

February 14, 2007